SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549



                                   ----------



                                    FORM 8-A



                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                     PURSUANT TO SECTION 12(b) OR (g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934



                           SILICON VALLEY, GROUP, INC.
          -----------------------------------------------------------
             (Exact name of Registrant as specified in its charter)



             Delaware                                      94-2264681
 --------------------------------------         -------------------------------
(State of incorporation or organization)       (IRS Employer Identification No.)


                           101 Metro Drive, Suite 400
                               San Jose, CA 95110
               (Address of principal executive offices) (Zip Code)


                                   ----------


Securities to be registered pursuant to Section 12(b) of the Act:

      Title of each class                       Name of each exchange on which
      to be so registered                       each class is to be registered
      -------------------                       ------------------------------

            None                                            None


Securities to be registered pursuant to Section 12(g) of the Act:

                         Preferred Share Purchase Rights
                         -------------------------------
                                (Title of Class)

Item 1.     Description of Securities to be Registered.
            ------------------------------------------

            On  September  25,  1996,  pursuant  to a  Preferred  Shares  Rights

Agreement  (the "Rights  Agreement")  between  Silicon  Valley  Group,  Inc (the

"Company") and ChaseMellon  Shareholder  Services,  L.L.C., as Rights Agent (the

"Rights  Agent"),  the Company's  Board of Directors  declared a dividend of one right (a "Right") to purchase one one-thousandth share of the Company's Series A

Participating  Preferred Stock ("Series A Preferred") for each outstanding share of Common Stock, $.01 par value ("Common Shares"),  of the Company. The dividend is payable on October 15, 1996 (the "Record Date") to  stockholders of record as of the close of business on that date. Each Right entitles the registered holder to purchase from the Company one one-thousandth of a share of Series A Preferred at an exercise price of $125.00 (the "Purchase Price"), subject to adjustment.

      The following  summary of the principal terms of the Rights Agreement is a general  description only and is subject to the detailed terms and conditions of the Rights Agreement. A copy of the Rights Agreement is attached as Exhibit 1 to this Registration Statement and is incorporated herein by reference.

Rights Evidenced by Common Share Certificates
---------------------------------------------


      The Rights will not be exercisable  until the  Distribution  Date (defined below).  Certificates for the Rights ("Rights Certificates") will not be sent to stockholders  and the Rights  will  attach to and trade only  together  with the

Common Shares. Accordingly,  Common Share certificates outstanding on the Record

Date will evidence the Rights  related  thereto,  and Common Share  certificates issued  after the Record Date will contain a notation  incorporating  the Rights

Agreement by reference.  Until the Distribution  Date (or earlier  redemption or expiration  of the Rights),  the  surrender or transfer of any  certificates for

Common Shares outstanding as of the Record Date, even without notation or a copy of the  Summary of Rights  being  attached  thereto,  will also  constitute  the transfer of the Rights  associated  with the Common Shares  represented  by such certificate.


Distribution Date
-----------------


      The Rights will separate from the Common Shares,  Rights Certificates will

be  issued  and  the  Rights  will  become   exercisable  upon  such  date  (the

"Distribution  Date")  which is the earlier of: (i) the close of business on the tenth day (or such later date as may be  determined  by action of a majority  of the  Continuing  Directors (as defined in Section 1(g) of the Rights  Agreement)

then in office) after the Shares Acquisition Date (as defined in Section 1(u) of the Rights  Agreement)  or, if the tenth day after the Shares  Acquisition  Date occurs before the Record Date,  the close of business on the Record Date or (ii)

the close of business on the tenth day (or such later date as may be  determined by action of a majority of Continuing Directors then in office) after the date that a tender or exchange offer by any Person (as defined in Section 1(m) of the

Rights Agreement) is first published or sent or given within the meaning of Rule

14d-2(a) of the General Rules and Regulations under the Securities  Exchange Act of 1934, if, assuming the successful  consummation thereof, such Person would be the  Beneficial  Owner of 15% or more of the  Common  Shares  then  outstanding,

subject to Section 1(a) of the Rights Agreement.



Issuance of Rights Certificates; Expiration of Rights
-----------------------------------------------------


      As soon as practicable  following the Distribution  Date,  separate Rights

Certificates  will be mailed to holders of record of the Common Shares as of the close of business on the Distribution Date and such separate Rights Certificates alone will evidence the Rights from and after the Distribution  Date. All Common

Shares issued prior to the Distribution Date will be issued with Rights.  Common

Shares  issued  after the  Distribution  Date may be issued  with Rights if such shares are issued (i) upon the conversion of outstanding  convertible debentures or any  other  convertible  securities  issued  after  adoption  of  the  Rights

Agreement or (ii)  pursuant to the exercise of stock  options or under  employee benefit plans or arrangements  unless as a result of such issuance such options,

plans  or  arrangements  would  not  qualify  (or  would be made at risk for not qualifying) for otherwise  available special tax treatment.  Except as otherwise determined  by the Board of  Directors,  no other Common Shares issued after the

Distribution  Date will be issued  with  Rights.  The Rights  will expire on the earliest  of (i)  September  25,  2006  (the  "Final  Expiration  Date") or (ii)

redemption or exchange of the Rights as described below.

Initial Exercise of the Rights
------------------------------


      Following  the  Distribution  Date,  and until one of the  further  events described  below,  holders of the  Rights  will be  entitled  to  receive,  upon exercise and the payment of $125.00 per Right, one  one-thousandth  share of the

Series A  Preferred.  In the event  that the  Company  does not have  sufficient

Common Shares  authorized  and  available  for issuance  upon  conversion of the

Series A  Preferred  issuable  upon  exercise of the Rights such that all of the

Rights may be exercised,  or the Board decides that such action is necessary and not contrary to the interests of Rights holders, the Company may instead substi-

tute cash, a reduction in the Purchase Price,  other assets or other  securities of the Company for the Common Shares  issuable  upon  conversion of the Series A

Preferred for which the Rights would have been exercisable.


Right to Buy Company Common Shares
----------------------------------


      Unless the Rights are  earlier  redeemed,  in the event that an  Acquiring

Person  becomes  the beneficial  owner  of 15% or more of the  Company's  Common

Shares then outstanding,  then proper provision will be made so that each holder of a  Right  which  has  not  theretofore  been  exercised  (other  than  Rights beneficially owned by the Acquiring Person,  which will thereafter be void) will thereafter  have the right to receive,  upon  exercise,  Common  Shares having a value  equal  to two  times  the  Purchase  Price.  Rights  are not  exercisable following the  occurrence of an event as described  above until such time as the

Rights are no longer redeemable by the Company as set forth below.

Right to Buy Acquiring Company Stock
------------------------------------


      Similarly,  unless the Rights are  earlier  redeemed,  in the event  that,

after an Acquiring  Person  becomes the  beneficial  owner of 15% or more of the

Company's  Common  Shares  then  outstanding,  (i) the  Company is acquired in a merger or other  business  combination  transaction,  or (ii) 50% or more of the

Company's  consolidated  assets  or  earning  power  are  sold  (other  than  in transactions in the ordinary course of business),  proper provision must be made so that each holder of a Right which has not thereto fore been exercised  (other than Rights beneficially owned by the Acquiring Person, which will thereafter be void) will thereafter have the right to receive, upon exercise, shares of common stock of the  acquiring  company  having a value equal to two times the Purchase

Price.


Exchange Provision
------------------


      At any time after the acquisition by an Acquiring Person of 15% or more of the Company's  outstanding  Common Shares and prior to the  acquisition  by such

Acquiring Person of 50% or more of the Company's  outstanding Common Shares, the

Board of Directors  of the Company may  exchange  the Rights  (other than Rights owned by the Acquiring Person), in whole or in part, at an exchange ratio of one

Common Share per Right.

Redemption
----------


      At any time on or prior to the close of business on the earlier of (i) the

10th  day  following  the  acquisition  by  an  Acquiring   Person  (the  "Share

Acquisition  Date") or such later date as may be determined by a majority of the

Continuing  Directors and publicly  announced by the Company,  or (ii) the Final

Expiration Date of the Rights,  the Company may redeem the Rights in whole,  but not in part, at a price of $0.01 per Right.


Adjustments to Prevent Dilution
-------------------------------



      The Purchase Price payable, the number of Rights, and the number of Series

A Preferred  or Common  Shares or other  securities  or property  issuable  upon exercise of the Rights are subject to adjustment from time to time in connection with the dilutive issuances by the Company as set forth in the Rights Agreement.

With certain  exceptions,  no adjustment in the Purchase  Price will be required until  cumulative  adjustments  require  an  adjustment  of at  least 1% in such

Purchase Price.


Cash Paid Instead of Issuing Fractional Shares
----------------------------------------------


      No  fractional  portion less than  integral  multiples of one Common Share will be issued upon  exercise of a Right and in lieu  thereof,  an adjustment in cash will be made  based on the market  price of the  Common  Shares on the last trading date immediately prior to the date of exercise.

No Stockholders' Rights Prior to Exercise
-----------------------------------------


      Until a Right is  exercised,  the holder  thereof,  as such,  will have no rights as a stockholder  of the Company  (other than any rights  resulting  from such holder's ownership of Common Shares),  including,  without limitation,  the right to vote or to receive dividends.


Amendment of Rights Agreement
-----------------------------


      The provisions of the Rights  Agreement may be  supplemented or amended by the Board of  Directors in any manner prior to the close of business on the date an Acquiring Person becomes the beneficial owner of 15% or more of the Company's

Common Shares then  outstanding  without the approval of Rights  holders.  After such date, the provisions of the Rights Agreement may be amended by the Board in order to cure any ambiguity,  defect or inconsistency,  to make changes which do not adversely affect the interests of holders of Rights (excluding the interests of any  Acquiring  Person),  or to shorten or lengthen any time period under the

Rights Agreement; provided, however, that no amendment to adjust the time period governing redemption shall be made once the Rights are no longer redeemable.


Rights and Preferences of the Series A Preferred
------------------------------------------------


      Series A  Preferred  purchasable  upon  exercise of the Rights will not be redeemable. Each share of Series A Preferred will be entitled to an aggregate dividend of 1,000 times the dividend declared per Common Share. In the event of liquidation, the holders of the Series A Preferred will be entitled to a minimum preferential  liquidation  payment  equal to $125.00  per share,  plus an amount equal to accrued and unpaid dividends and distributions thereon,  whether or not declared, to the date of such payment.  Following the payment of such amount, no additional  distributions  shall be made to the  holders  of  shares of Series A


Preferred  unless,  prior  thereto,  the  holders  of Common  Shares  shall have received an amount per share  equal to the  quotient  obtained  by dividing  the amount paid to holders of Series A Preferred by 1,000.  Following the payment of each of these  amounts,  holders  of Series A  Preferred  and  holders of Common

Shares shall  receive  their  ratable and  proportionate  share of the remaining assets to be distributed in the ratio of 1000 to 1 with respect to such Series A

Preferred and Common Shares, on a per share basis,  respectively.  Each share of

Series A  Preferred  will have  1,000  votes,  voting  together  with the Common

Shares. These rights are protected by customary anti-dilution provisions.

      Because of the nature of the  dividend,  liquidation  and voting rights of the shares of Series A Preferred,  the value of the one one-thousandth  interest in a share of Series A Preferred  purchasable upon exercise of each Right should approximate the value of one Common Share.


Certain Anti-takeover Effects
-----------------------------


      The Rights  approved by the Board are designed to protect and maximize the value of the  outstanding  equity  interests  in the  Company in the event of an unsolicited  attempt by an acquiror to take over the Company,  in a manner or on terms not  approved  by the Board of  Directors.  Takeover  attempts  frequently include  coercive  tactics to deprive the  Company's  Board of Directors and its stockholders of any real opportunity to determine the future of the Company. The

Rights have been declared by the Board in order to deter such tactics, including a gradual accumulation of shares in the open market of a 15% or greater position to be followed by a merger or a partial or two-tier  tender  offer that does not treat all stockholders  equally.  These tactics unfairly pressure  stockholders,

force them out of their  investment  without giving them meaningful  choices and deprive them of the full value of their shares.

      The Rights are not  intended to prevent a takeover of the Company and will not do so. The Rights may be redeemed  by the Company at $0.01 per Right  within ten  days  (or  such  later  date  as may be  determined  by a  majority  of the

Continuing  Directors)  after the  accumulation  of 15% or more of the Company's shares by a single  acquiror  or  group.  Accordingly,  the  Rights  should  not interfere  with any  merger or  business  combination  approved  by the Board of

Directors.

      Issuance of the Rights does not in any way weaken the  financial  strength of the Company or interfere with its business plans.  The issuance of the Rights themselves has no dilutive effect,  will not affect reported earnings per share,

should not be taxable to the Company or to its stockholders, and will not change the way in which the Company's shares are presently traded.  The Company's Board of Directors  believes that the Rights represent a sound and reasonable means of addressing  the  complex  issues of  corporate  policy  created  by the  current takeover environment.

      However,  the Rights may have the effect of  rendering  more  difficult or discouraging  an acquisition  of the Company deemed  undesirable by the Board of

Directors.  The Rights may cause substantial  dilution to a person or group that attempts  to acquire  the  Company on terms or in a manner not  approved  by the

Company's Board of Directors,  except pursuant to an offer  conditioned upon the negation, purchase or redemption of the Rights.

Item 2.     Exhibits.
            ---------

            1. Preferred Shares Rights Agreement, dated as of September 25, 1996 between Silicon Valley Group, Inc. and ChaseMellon Shareholder Services, L.L.C., including the Certificate of Designation, the form of Rights Certificate and the Summary of Rights attached thereto as Exhibits A, B and C, respectively.

                                    SIGNATURE

      Pursuant to the requirements of Section 12 of the Securities  Exchange Act of 1934, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereto duly authorized.


                                        Silicon Valley Group, Inc.


Date: September 30, 1996
                                        By:/s/ Papken S. Der Torossian
                                           -------------------------------------
                                           Papken S. Der Torossian,
                                           President and Chief Executive Officer

                                  EXHIBIT INDEX

                                                                        Page
                                                                       Number
                                                                       Under
                                                                     Sequential
  Exhibit                                                            Numbering
    No.                              Exhibit                           System
    ---                              -------                           ------
     1      Preferred Shares Rights Agreement dated as of September      14
            25,  1996,  between   Silicon  Valley  Group,  Inc. and
            ChaseMellon Shareholder Services, L.L.C., including the form of Rights Certificate, the Certificate of Designa-tion and the Summary of Rights Attached thereto as Exhibits A, B and C, respectively.